[TEREX LOGO]

                   NEWS RELEASE  NEWS RELEASE  NEWS RELEASE

For information, contact: Tom Gelston, Director Investor Relations at (203) 222-5943

                TEREX ANNOUNCES ITS FEBRUARY CONFERENCE SCHEDULE

         WESTPORT, CT, January 28, 2005 - TEREX Corporation (NYSE: TEX) today announced that it will participate in the following investor conferences in February 2005.

         JP Morgan High Yield Conference at the Loews Miami Beach Hotel in Miami Beach, Florida on Tuesday, February 1, 2005. The meeting will include a presentation at 9:40 AM by Chuck Snavely, Vice President Finance, and Tom Gelston, Director Investor Relations.

         Lehman Brothers Industrial Select Conference at the Ritz-Carlton , South Beach in Miami Beach, Florida on Wednesday, February 2, 2005. The meeting will include a presentation and live webcast at 2:05 PM by Ronald DeFeo, Chairman and Chief Executive Officer, and Tom Gelston, Director Investor Relations. The webcast of this presentation can be accessed on the TEREX Corporation website, www.terex.com, under the Investors section. Listeners should go to this site at least 15 minutes before the event to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available for 90 days by accessing the above address. There is no charge to access the event.

         Smith Barney Citigroup Small/Midcap Conference at the Four Seasons Hotel in Las Vegas, Nevada on Wednesday, February 16, 2005. The meeting will include a presentation at 2:25 PM by Tom Gelston, Director Investor Relations.

         Terex Corporation is a diversified global manufacturer with 2003 net sales of $3.9 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.














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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com